Exhibit 4.35

LEASEHOLD MORTGAGE

Dated as of November 12, 2004

between

GOLFSMITH NU, L.L.C., a Delaware limited liability company,
as Mortgagor

and

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Collateral Agent

LOCATION OF SECURED PROPERTY

Orange County, Florida

Prepared by and after recording, please return to:
Maysa Vahidi, Esq.
King & Spalding LLP
1185 Avenue of the Americas

New York, New York 10036

This mortgage is part of a multi-state transaction and partially secures an out-of-state loan. The value of the Florida property securing the loan is $866,000.00. The value of the non-Florida property securing the loan is $43,041,945.00. The value of all property securing the loan is $43,907,945.00. The ratio of Florida property to all property securing the loan is $866,000/$43,907,945. The pro-rata portion of the loan which the Florida property bears is $1,849,038.94. Accordingly, documentary stamp taxes and intangibles tax are being paid in connection with the recording of this mortgage in an amount of $6,471.85 for documentary taxes and $3,698.08 for intangibles taxes.

Prepared by and After recording, please return to:

Maysa Vahidi, Esq.
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036

LEASEHOLD MORTGAGE

(ORANGE COUNTY, FLORIDA LOCATION)

     LEASEHOLD MORTGAGE (“Mortgage”), dated as of November 12, 2004, by GOLFSMITH NU, L.L.C., a Delaware limited liability company (being hereinafter called the “Mortgagor”) to U.S. BANK TRUST NATIONAL ASSOCIATION, as Collateral Agent (the “Collateral Agent”) under the Indenture, dated as of October 15, 2002, by and among Golfsmith International, Inc., U.S. Bank Trust National Association, as Trustee and the Guarantors, as defined therein (as amended, restated or otherwise modified from time to time, the “Indenture”), as collateral agent for the Holders, as defined in the Indenture;

     That for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, and in order to secure the indebtedness and other obligations of Mortgagor, hereinafter set forth, Mortgagor does hereby MORTGAGE AND WARRANT, GRANT A SECURITY INTEREST IN, GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, HYPOTHECATE, DEPOSIT, PLEDGE, SET OVER and CONFIRM unto Collateral Agent and its successors and assigns the following:

     (A) Mortgagor’s leasehold interest and estate created by and arising pursuant to that certain Lease, dated September 13, 2004 and recorded in the Office of the Clerk of Orange County, Florida in Mortgage Book [         ] at Page[         ] on[         ] between Price Legacy Corporation, a Maryland corporation, as landlord, and Mortgagor, as tenant (the “Mortgaged Lease”) and which demises to Mortgagor certain premises more particularly described therein (the “Premises”) and located on a portion of that certain tract or parcel of land more particularly described in Exhibit “A” attached hereto and incorporated herein by reference (the “Land”); TOGETHER WITH all of Mortgagor’s right, title and interest in and to the Mortgaged Lease, and all modifications, extensions and renewals and assignments of the Mortgaged Lease and in and to all rights to renew or extend the term of the Mortgaged Lease, or to purchase the Premises leased pursuant to the Mortgaged Lease, and all credits, deposits, options, privileges and rights of Mortgagor, as tenant, under the Mortgaged Lease;

     (A) TOGETHER WITH all of Mortgagor’s right, title and interest, to the extent granted to Mortgagee under the Mortgaged Lease, in and to (1) the buildings, structures and improvements of every nature whatsoever now or hereafter situated on the Land and constituting a part of the Premises, and (2) the fixtures, machinery, appliances, equipment, furniture and personal property of every nature whatsoever now or hereafter owned by Mortgagor and located in or on, attached to, and used or intended to be used in connection with or with the operation of, the Premises, or in connection with any construction being conducted or which may be conducted thereon, and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to all of the foregoing, and all of the right, title and interest of Mortgagor to the extent provided under the Mortgaged Lease in and to any such personal property and fixtures (hereinafter called the “Improvements”);

     (B) TOGETHER WITH all of Mortgagor’s right, title and interest, to the extent granted to Mortgagee under the Mortgaged Lease, in and to all easements, rights-of-way, gores of land, streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, other real property and interests therein, and all appurtenances whatsoever, in any way belonging, relating or appertaining to any of the property described in paragraphs (A) and (B) hereof, or which hereafter shall in any way belong, relate or be appurtenant thereto;

     (C) TOGETHER WITH all of Mortgagor’s right, title and interest, to the extent granted to Mortgagee under the Mortgaged Lease, in and to (i) all of the estate, right, title and interest of Mortgagor of, in and to all judgments, insurance proceeds, awards of damages and settlements hereafter made or resulting from condemnation proceedings or the taking of the Premises or any part thereof under the power of eminent domain, or for any damage (whether caused by such taking or otherwise) to the Premises or any part thereof, or to any rights appurtenant thereto, and all proceeds of any sale or other disposition of the Premises or any part thereof; and Collateral Agent is, subject to the provisions of this Mortgage and the Mortgaged Lease, hereby authorized to collect and receive said awards and proceeds and to give proper receipts and acquittances therefor, and (if it so elects) to apply the same toward the payment of indebtedness and other sums secured hereby, notwithstanding the fact that the amount owing thereon may not then be due and payable; and (ii) all contract rights, general intangibles, actions and rights in action, including without limitation all rights to insurance proceeds and unearned premiums arising from or relating to the Premises; and (iii) all proceeds, products, replacements, additions, substitutions, renewals and accessions of and to the Premises;

     (D) TOGETHER WITH all rents, income and other benefits to which Mortgagor may now or hereafter be entitled to receive from the Premises to be applied against the indebtedness and other sums secured hereby; provided, however, that permission is hereby given to Mortgagor, so long as no Event of Default (as defined in Section 2.01) has occurred hereunder and is continuing, to collect and use such rents, income and other benefits as they become due and payable, but not more than one (1) month in advance thereof. Upon the occurrence of any such Event of Default, the permission hereby given to Mortgagor to collect such rents, income and other benefits from the Premises shall terminate and such permission shall be reinstated upon a cure of such Event of Default;

     The foregoing provisions hereof shall constitute an absolute and present assignment of the rents, income and other benefits from the Premises, subject, however, to the conditional permission given to Mortgagor to collect and use such rents, income and other benefits as hereinabove provided; and the existence or exercise of such right of Mortgagor shall not operate to subordinate this assignment to any subsequent assignment, in whole or in part, by Mortgagor, and any such subsequent assignment by Mortgagor shall be subject to the rights of Collateral Agent and Holders hereunder;

     (E) TOGETHER WITH all right, title and interest of Mortgagor in and to any and all subleases now or hereafter on or affecting the Premises, and all books and records which contain payments made under the subleases and all security therefore; and

     (F) TOGETHER WITH (i) Mortgagor’s rights further to encumber the Premises; and (ii) all of Mortgagor’s rights to enter into any sublease or sublease agreement.

     All of the property described in paragraphs (A), (B), (C), (D), (E), (F) and (G) above, and each item of property therein described, is hereinafter referred to collectively as the “Property.”

     TO HAVE AND TO HOLD the Property and all parts thereof unto Collateral Agent, its successors and assigns, forever upon the trust, terms and conditions contained herein.

     Grantor is a wholly owned subsidiary of Golfsmith International, Inc. (the “Borrower”) and hereby acknowledges that it will derive substantial economic benefit from the proceeds of Borrower’s issuance of its “Notes” (as defined below) in the aggregate principal amount of $93,750,000.00 and, as a result, Grantor has agreed to guarantee Borrower’s payment and performance of its indebtedness, obligations and liabilities under the Notes, the Indenture and the Indenture Documents.

     The Guarantees have been executed and delivered by Guarantors with respect to Borrower’s liability with respect to the Notes, the Indenture and the Indenture Documents, and Grantor hereby acknowledges that it will derive a substantial economic benefit from the execution and delivery of the Guarantees by Guarantors due to the fact that each Guarantor is also a subsidiary of Borrower and Borrower and Grantor will benefit from the Guarantees. As a result, Grantor has agreed to grant this Mortgage to secure the payment and performance by Grantor under its guaranty (and constituting one of the Guarantees) dated October 15, 2002 (the “Golfsmith NU, L.L.C. Guaranty”) and the Obligations of the other Guarantors under the Guarantees.

     This Mortgage is executed and delivered by Mortgagor to secure the following described obligations, liabilities and indebtedness to Collateral Agent and Holders (hereinafter collectively referred as the “Obligations”):

     (a) All loans, advances, indebtedness, obligations and liabilities now or from time to time hereafter owing by Golfsmith International, Inc., a Delaware corporation (the “Borrower”), including the “Obligations” as defined in the Indenture, to Collateral Agent, Holders, and any other Person under the Indenture, or under any agreement, instrument or document executed or delivered to Collateral Agent or Holders in respect of the Indenture (all such agreements, instruments or documents, collectively, the “Indenture Documents”) or the transactions contemplated thereby, pursuant to which Holders have duly authorized the creation of an issue of 8.375% Senior Notes due 2009 (the “Initial Notes”), and Series B 8.375% Exchange Notes due 2009 (the “Exchange Notes,” and together with the Initial Notes and any Additional Notes, as defined in the Indenture, collectively, the “Notes”) as described in the Indenture;

     (b) All indebtedness, obligations and liabilities of Grantor and the other Guarantors arising under the Guarantees (as defined in the Indenture), including the indebtedness, obligations and liabilities of Grantor under the Golfsmith NU, LLC Guaranty;

     (c) All indebtedness, obligations and liabilities of Mortgagor arising under this Mortgage;

     (d) All advances made by Collateral Agent and the other Holders to protect or preserve the Property or the lien hereof on the Property, or for taxes, assessments, insurance premiums, or other advances authorized under the terms of this Mortgage (whether or not Mortgagor remains the owner of the Property at the time of such advance);

     (e) Any and all renewals, extensions, modifications, substitutions, replacements or consolidations of the indebtedness, liabilities and obligations described in paragraphs (a), (b), (c) or (d) above; and

     (f) All other obligations, liabilities and indebtedness of every kind and character now or hereafter owing by Borrower, Mortgagor or any Guarantor to Collateral Agent and/or Holders, however created, incurred or evidenced, direct or indirect, absolute or contingent, and whether owing under the Indenture, Indenture Documents, this Mortgage or the Notes, including without limitation, all “Obligations” (as defined in the Indenture) of Borrower, Mortgagor and Guarantors to Collateral Agent and Holders.

ARTICLE ONE

COVENANTS OF MORTGAGOR

     Mortgagor covenants and agrees with Collateral Agent and Holders, or any successor in title as holder of the Obligations secured hereby, as follows:

     1.01 General Representations, Covenants and Warranties. Mortgagor represents, warrants and covenants that (a) Mortgagor is seized of a good and valid leasehold estate in and to the Premises, and has good right, full power and lawful authority to encumber the same as provided herein and Collateral Agent may, subject to the provisions of the Mortgaged Lease, at all times peaceably and quietly enter upon, hold, occupy and enjoy the Premises in accordance with the terms hereof; (b) the Property is free and clear of all liens, security interests, charges and encumbrances whatsoever except to the extent permitted by clauses (1), (2), (3), (4), (5), (8), (15) and (16) of the definition of Permitted Liens, as defined in the Indenture, and except for any liens, security interests, charges and encumbrances created or arising by, through or under the landlord under the Mortgaged Lease or its predecessors-in-title, (c) Mortgagor will maintain and preserve the lien of this Mortgage until the Obligations secured hereby have been paid in full; (d) the Premises has frontage on, and direct access of ingress, egress, and regress to, public rights of way; and (e) electric, gas, sewer, water facilities and any other necessary utilities are, and at all times hereafter shall be, available in sufficient capacity to service the Premises satisfactorily for its current use, and any easements necessary to the furnishing of such utility service to Mortgagor have been obtained.

     1.02 Compliance with Laws. To the extent Mortgagor is required to do so under the Mortgaged Lease, Mortgagor covenants and warrants that the Premises presently complies in all material respects with and will continue to comply in all material respects with all applicable restrictive covenants, applicable zoning and subdivision ordinances and building codes, all applicable health and environmental laws and regulations and other applicable laws, rules and regulations which affect the Premises and the operations of Mortgagor on the Premises. If Mortgagor receives notice from any federal, state or other governmental body that it is not in compliance with any such covenant, ordinance, code, law or regulation, Mortgagor will provide Collateral Agent with a copy of such notice and comply or cause the landlord under the Mortgaged Lease to comply with the provisions of such notice promptly if failure to comply could reasonably be expected to result in a material adverse effect on the Premises or the use, operation or value thereof, or on Mortgagor.

1.03 Taxes and Other Charges.

     (a) Taxes and Assessments. To the extent required under Section 4.04 of the Indenture or under the Mortgaged Lease, Mortgagor shall pay promptly when due all taxes, assessments, rates, dues, charges, fees, levies, fines, impositions, liabilities, obligations and encumbrances of every kind whatsoever now or hereafter imposed, levied or assessed upon or against the Premises or any part thereof, or upon or against this Mortgage or the Obligations secured hereby, or upon or against the security interest of Collateral Agent in the Premises, as well as all income taxes, assessments and other governmental charges levied and imposed by the United States of America or any state, county, municipality or other taxing authority upon or against Mortgagor or in respect of the Premises or any part thereof.

     (b) Mechanic’s and Other Liens. Except to the extent permitted by clause (2) of the definition of Permitted Liens, as defined in the Indenture, Mortgagor shall not permit or suffer any mechanic’s, laborer’s, materialman’s, statutory or other lien (other than any lien for taxes not yet due) to be created upon or filed against the Property.

     (c) Taxes Affecting Holders’ Interest. Mortgagor will promptly pay all income, franchise and other taxes owing by Mortgagor and any stamp, documentary, recordation and transfer taxes or other taxes (unless such payment by Mortgagor is prohibited by law) which may be required to be paid with respect to this Mortgage or any instrument evidencing or securing any of the Obligations. In the event of the enactment after this date of any law of any governmental entity applicable to Collateral Agent, the Obligations, the Property or this Mortgage imposing upon Collateral Agent the payment of the whole or any part of the taxes or assessments or charges or liens herein required to be paid by Mortgagor, or changing in any way the laws relating to the taxation of deeds of trust or mortgages or security agreements or debts secured by deeds of trust or mortgages or security agreements or the interest of the mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to affect this Mortgage or the Obligations or Collateral Agent, then, and in any such event, Mortgagor, upon demand by Collateral Agent, shall pay such taxes, assessments, charges or liens, or reimburse Collateral Agent therefor.

     (d) Tax Escrow. In order to secure the performance and discharge of Mortgagor’s obligations under this Section 1.03, but not in lieu of such obligations, and to the extent Mortgagor is not required to pay such sums to the landlord under the Mortgaged Lease, Mortgagor, upon Collateral Agent’s request after the occurrence of and during the continuance of an Event of Default, will pay over to Collateral Agent an amount equal to one-twelfth (1/12th) of the next maturing annual ad valorem taxes, assessments and charges (which taxes, assessments and charges, for purposes of this paragraph, shall include without limitation water and sewer rents, and shall hereinafter be collectively called “Taxes”) of the nature described in Section 1.03(a) for each month that has elapsed since the last date to which the Taxes were paid; and Mortgagor will, in addition, upon Collateral Agent’s request, pay over to Collateral Agent together with each installment of the Obligations sufficient funds (as estimated from time to time by Collateral Agent in its sole discretion) to permit Collateral Agent to pay when due the Taxes. Upon Collateral Agent’s request, Mortgagor shall also deliver to Collateral Agent such additional monies as are required to make up any deficiencies in the amounts necessary to enable Collateral Agent to pay the Taxes. In such case, Collateral Agent must timely pay the Taxes or return the additional monies to Mortgagor to allow Mortgagor to pay such Taxes. Such deposits shall not be, nor be deemed to be, trust funds but may be commingled with the general funds of Collateral Agent, and no interest shall be payable in respect thereof. Upon the occurrence of an Event of Default, Collateral Agent may apply to the reduction of the Obligations secured hereby, in such manner as Collateral Agent shall determine, any amount under this Section 1.03(d) remaining to Mortgagor’s credit.

     (e) No Credit Against the Obligations Secured Hereby. Neither Borrower nor Mortgagor shall claim, demand or be entitled to receive any credit, against the principal or interest payable on the Obligations for so much of the Taxes assessed against the Property or any part thereof or that are applicable to the Obligations secured hereby or to Collateral Agent’s interest in the Property. No deduction shall be claimed from the taxable value of the Property or any part thereof by reason of the Obligations, this Mortgage or any other instrument securing the Obligations.

     1.04 Insurance.

     (a) Mortgagor shall, at its sole expense, keep the Premises insured in such amounts and against such risks and damages as is required under Section 4.05 of the Indenture. All policies of insurance shall contain an endorsement, in form and substance reasonably acceptable to Collateral Agent, showing loss payable to Collateral Agent as its interests appear. Such endorsement, or an independent instrument delivered to Collateral Agent, shall provide that the insurance companies will give Collateral Agent at least fifteen (15) days prior written notice before any such policy or policies of insurance shall be altered in any way that may affect Collateral Agent’s rights thereunder or cancelled and that no act of default of Mortgagor or any other person shall affect the right of Collateral Agent to recover under such policy or policies or insurance in case of loss or damage (10 days in the case of cancellation for non-payment of premium).

     (b) In order to secure the performance and discharge of Mortgagor’s obligations under this Section 1.04(b), but not in lieu of such obligations, and to the extent Mortgagor is not required to pay such sums to the landlord under the Mortgaged Lease, Mortgagor, upon Collateral Agent’s request after the occurrence of and during the continuance of an Event of Default, will pay over to Collateral Agent an amount equal to one-twelfth (l/12th) of the next maturing annual insurance premiums for each month that has elapsed since the last date to which such premiums were paid; and Mortgagor will, in addition, upon Collateral Agent’s request, pay over to Collateral Agent together with each installment on the Obligations sufficient funds (as estimated from time to time by Collateral Agent in its sole discretion) to permit Collateral Agent to pay said premiums when due. Such deposits shall not be, nor be deemed to be, trust funds but may be commingled with the general funds of Collateral Agent, and no interest shall be payable in respect thereof. Upon Collateral Agent’s request, Mortgagor shall also deliver to Collateral Agent such additional monies as are necessary to make up any deficiencies in the amounts necessary to enable Collateral Agent to pay such premiums when due. In such case, Collateral Agent must timely pay the premiums or return the additional monies to Mortgagor to allow Mortgagor to pay the premiums.

     (c) Pursuant to its rights granted hereunder in all proceeds from any insurance policies, Collateral Agent is hereby authorized and empowered at its option to adjust or compromise any loss under any insurance policies on the Premises and to collect and receive the proceeds from any such policy or policies. Each insurance company is hereby authorized and directed to make payment for all such losses directly to Collateral Agent alone and not to Mortgagor and Collateral Agent jointly. After deducting from such insurance proceeds any expenses incurred by Collateral Agent and the other Holders in the collection or handling of such funds, the net proceeds received by Collateral Agent shall apply such amounts as requested by Mortgagor for the restoration. In no event, however, shall any advance be made which will result in the funds remaining with Collateral Agent being less than the cost of completion of restoration of the Premises as estimated by an architect or engineer reasonably satisfactory to Collateral Agent. If, upon completion of restoration of the Premises there remain funds with Collateral Agent, Collateral Agent shall pay the remaining funds. Any funds applied against the Obligations secured hereby shall be applied to particular Obligations, whether then matured or to mature in the future, in accordance with the terms of the Indenture. Although Collateral Agent intends to use its best efforts to collect such payments in a timely fashion, Collateral Agent shall not be responsible for any failure to collect any insurance proceeds due under the terms of any policy regardless of the cause of such failure. The provisions of this Section 1.04 are subject to any provisions of the Mortgaged Lease pertaining to the maintenance, collection, use and application of insurance proceeds.

     (d) Non-Impairment of Collateral Agent’s Rights. Nothing contained in either of Sections 1.03(d) and 1.04(b) shall be deemed to affect any right or remedy of Collateral Agent under any provision of this Mortgage or of any statute or rule of law to pay any amount required to be paid by Sections 1.03(d) and 1.04(b) and to add the amount so paid to the Obligations hereby secured. Although Collateral Agent intends to use its best efforts to make such payments in a timely fashion, the arrangements provided in Sections 1.03(d) and 1.04(b) are solely for the added protection of Collateral Agent and the other Holders and entail no responsibility on Collateral Agent’s or Holders’ part beyond the allowing of due credit, without interest, for sums actually received by it. Upon assignment of this Mortgage, any funds on hand shall be turned over to the assignee and any responsibility of Collateral Agent with respect thereto shall terminate.

     1.05 Condemnation. Collateral Agent shall be entitled to all compensation, awards, damages, claims, rights of action and proceeds of, or on account of, any damage or taking through condemnation and is hereby authorized, at its option, to commence, appear in and prosecute in its own or Mortgagor’s name any action or proceeding relating to any condemnation and to settle or compromise any claim in connection therewith. All such compensation, awards, damages, claims, rights of action and proceeds, and any other payments or relief, and the right thereto, are included in the Property and Collateral Agent and the other Holders, after deducting therefrom all of their expenses including reasonable attorneys’ fees incurred in the collection or handling of such funds, shall apply such amounts as requested by Mortgagor for the restoration of the Premises. In no event, however, shall any advance be made which will result in the funds remaining with Collateral Agent being less than the cost of completion of restoration of the Premises as estimated by an architect or engineer reasonably satisfactory to Collateral Agent. If, upon completion of restoration of the Premises there remain funds with Collateral Agent, Collateral Agent shall pay the remaining funds to Mortgagor. Mortgagor agrees to execute such further assignments of any compensation, awards, damages, claims, rights of action and proceeds as Collateral Agent may reasonably require. Notwithstanding any such condemnation, Borrower shall continue to pay interest, computed at the rate provided in the Notes, on the entire unpaid principal amount thereof. The provisions of this Section 1.05 are subject to any provisions of the Mortgaged Lease pertaining to the collection, use and application of any compensation, awards, damages, claims, rights of action and proceeds insurance proceeds.

     1.06 Care of Property.

     (a) Mortgagor shall preserve and maintain the Property in good condition and repair, ordinary wear and tear excepted. Mortgagor shall not permit, commit or suffer any material waste, impairment or deterioration of the Property or of any part thereof, and will not take any action which will materially increase the risk of fire or other hazard to the Property or to any part thereof.

     (b) Mortgagor will not, without the prior written consent of Collateral Agent, (i) remove from the Premises any fixtures or personal property covered by this Mortgage which materially impairs the value of the Property or (ii) make any structural alteration to the Premises or any other alteration thereto which materially impairs the value thereof.

     (c) Collateral Agent may enter upon and inspect the Premises at any reasonable time during the life of this Mortgage and upon reasonable prior notice.

     1.07 Further Assurances. At any time and from time to time, upon Collateral Agent’s reasonable request, Mortgagor shall make, execute and deliver, or cause to be made, executed and delivered, to Collateral Agent and where appropriate shall cause to be recorded or filed, and from time to time thereafter to be re-recorded and refiled at such time and in such offices and places as shall be deemed desirable by Collateral Agent, any and all such further deeds of trust, instruments or further assurance, certificates and other documents as Collateral Agent may consider necessary or desirable in order to effectuate, complete, or perfect, or to continue and preserve the respective obligations of Borrower and Mortgagor under the Notes, the Indenture Documents and this Mortgage, and the lien of this Mortgage as a lien upon all of the Property, whether now owned or hereafter acquired by Mortgagor. Upon any failure by Mortgagor to do so, Collateral Agent may make, execute, record, file, re-record or refile any and all such deeds of trust, instruments, certificates and documents for and in the name of Mortgagor, and Mortgagor hereby irrevocably appoints Collateral Agent as the agent and attorney-in-fact of Mortgagor to do so.

     1.08 Security Agreements and Financing Statements.

     (a) Mortgagor (as debtor) hereby grants to Collateral Agent and Holders (as creditor and secured party) a security interest in all fixtures, machinery, appliances, equipment, furniture and personal property of every nature whatsoever constituting part of the Property.

     (b) Mortgagor shall execute any and all such documents, including without limitation, financing statements pursuant to the applicable Uniform Commercial Code, as Collateral Agent may reasonably request, to preserve and maintain the priority of the lien created hereby on property which may be deemed personal property or fixtures, and shall pay to Collateral Agent on demand any expenses incurred by Collateral Agent and Holders in connection with the preparation, execution and filing of any such documents. This Mortgage shall also constitute a “fixture filing” for purposes of the applicable Uniform Commercial Code. Mortgagor hereby authorizes and empowers Collateral Agent to execute and file, on Mortgagor’s behalf, all financing statements and refilings and continuations thereof as Collateral Agent reasonably deems necessary or advisable to create, preserve and protect said lien. This Mortgage shall be deemed a security agreement as defined in said Uniform Commercial Code and the remedies for any violation of the covenants, terms and conditions of the agreements herein contained shall be (i) as prescribed herein, (ii) by general law, or (iii) as to such part of the security which is also reflected in said financing statement by the specific statutory consequences now or hereafter enacted and specified in the Uniform Commercial Code, all at Collateral Agent’s sole election.

     (c) Mortgagor and Collateral Agent agree that the filing of a financing statement in the records normally having to do with personal property shall never be construed as in any way derogating from or impairing the express declaration and intention of the parties hereto, hereinabove stated, that everything used in connection with the production of income from the Property and/or adapted for use therein and/or which is described or reflected in this Mortgage is, and at all times and for all purposes and in all proceedings both legal or equitable, shall be regarded as part of the real estate encumbered by this Mortgage irrespective of whether (i) any such item is physically attached to the Improvements, (ii) serial numbers are used for the better identification of certain equipment items capable of being thus identified in a recital contained herein or in any list filed with Collateral Agent, or (iii) any such item is referred to or reflected in any such financing statement so filed at any time. Similarly, the mention in any such financing statement of (1) rights in or to the proceeds of any fire and/or hazard insurance policy, or (2) any award in eminent domain proceedings for a taking or for loss of value, or (3) Mortgagor’s interest as lessor in any present or future lease or rights to income growing out of the use and/or occupancy of the Property, whether pursuant to lease or otherwise, shall never be construed as in any way altering any of the rights of Collateral Agent as determined by this instrument or impugning the priority of the lien granted hereby or by any other recorded document, but such mention in the financing statement is declared to be for the protection of Holders in the event any court or judge shall at any time hold with respect to (1), (2) and (3) that notice of the priority of the interest of Collateral Agent and the other Holders to be effective against a particular class of persons, including but not limited to the federal government and any subdivisions or entity of the federal government, must be filed in the Uniform Commercial Code records.

     1.09 Assignment of Rents. The assignment contained in paragraph (E) of this Mortgage shall be fully operative without any further action on the part of either party and specifically Collateral Agent shall be entitled, at its option, upon the occurrence and during the continuance of an Event of Default hereunder, to all rents, income and other benefits from the

Premises whether or not Collateral Agent or Holders take possession of such property. Mortgagor hereby further grants to Collateral Agent the right after the occurrence and during the continuance of an Event of Default (i) to enter upon and take possession of the Premises for the purpose of collecting the said rents, income and other benefits, (ii) to dispossess by the usual summary ejectment proceedings any tenant, (iii) to let the Premises or any part thereof, and (iv) to apply said rents, income and other benefits, after payment of all necessary charges and expenses, on account of the Obligations secured hereby. Such assignment and grant shall continue in effect until the Obligations secured hereby are paid, the execution of this Mortgage constituting and evidencing the irrevocable consent of Mortgagor to the entry upon and taking possession of the Premises by Collateral Agent pursuant to such grant, whether or not foreclosure has been instituted. Neither the exercise of any rights under this paragraph by Collateral Agent nor the application of any such rents, income or other benefits to the Obligations secured hereby, shall cure or waive any default or notice of default hereunder or invalidate any act done pursuant hereto or to any such notice, but shall be cumulative of all other rights and remedies. Neither this assignment nor the receipt of rents, income and other benefits by Collateral Agent shall effect a pro tanto payment of the indebtedness evidenced by or arising under the obligations, and such rents shall be applied as provided in Section 3.10 hereof.

     1.10 After-Acquired Property. To the extent permitted by and subject to applicable law, the lien of this Mortgage will automatically attach, without further act, to all after-acquired property located in or on, or attached to the Property or any part thereof.

     1.11 Subleases Affecting Encumbered Property. Mortgagor represents that Mortgagor has delivered to Collateral Agent true, correct and complete copies of all subleases of any portion of the Premises, that all such subleases are presently in effect and that no default by Mortgagor exists in such subleases. As any such sublease shall expire or terminate or as any new sublease shall be made, Mortgagor shall so notify Collateral Agent in order that at all times Collateral Agent shall have a current list of all subleases affecting the Premises. The assignment contained in paragraph (F) of this Mortgage shall not be deemed to impose upon Collateral Agent any of the obligations or duties of Mortgagor provided in any such sublease (including, without limitation, any liability under the covenant of quiet enjoyment contained in any sublease in the event that any tenant shall have been joined as a party defendant in any action to foreclose this Mortgage and shall have been barred and foreclosed thereby of all right, title and interest and equity of redemption in the Property or any part thereof), and Mortgagor shall comply with and observe its obligations in all material respects as landlord under all subleases affecting the Property or any part thereof. Mortgagor, if required by Collateral Agent, shall furnish promptly to Collateral Agent original or certified copies of all such subleases now existing or hereafter created. Mortgagor shall not, without the express prior written consent of Collateral Agent, enter into any sublease affecting the Property, or amend, modify, extend, terminate or cancel, accept the surrender of, subordinate, accelerate the payment of rent as to, or change the terms of any renewal option of any such sublease now existing or hereafter created, or permit or suffer an assignment or sublease. Mortgagor shall not accept payment of rent more than one (1) month in advance without the prior written consent of Collateral Agent.

     With respect to the assignment contained in paragraph (F) of this Mortgage, Mortgagor shall, from time to time upon request of Collateral Agent, specifically assign to Collateral Agent as additional security hereunder, by an instrument in writing in such form as may be approved by

Collateral Agent in its reasonable discretion, all right, title and interest of Mortgagor in and to any and all subleases now or hereafter on or affecting the Property, together with all security therefor and all monies payable thereunder, subject to the conditional permission hereinabove given to Mortgagor to collect the rentals under any such sublease. Mortgagor shall also execute and deliver to Collateral Agent any notification, financing statement or other document reasonably required by Collateral Agent to perfect the foregoing assignment as to any such sublease. The provisions of this Section 1.11 shall be subject to the provisions of paragraph (E).

     1.12 Collateral Agent’s Performance of Defaults. If Mortgagor defaults in the payment of any tax, assessment, encumbrance or other imposition, in its obligation to furnish insurance hereunder, or in the performance or observance of any other covenant, condition or term in this Mortgage, the Indenture Documents or the Notes, Collateral Agent may, to preserve its interest in the Property, perform or observe the same, and all payments made (whether such payments are regular or accelerated payments) and costs and expenses incurred or paid by Collateral Agent in connection therewith shall become due and payable immediately. The amounts so incurred or paid by Collateral Agent together with interest thereon at the rate per annum specified in Section 2.13 of the Indenture from the date incurred until paid by Mortgagor, shall be added to the Obligations and secured by the lien of this Mortgage. Collateral Agent is hereby empowered to enter and authorize others to enter upon the Premises or any part thereof for the purposes of performing or observing any such defaulted covenant, condition or term, without thereby becoming liable to Mortgagor or any person in possession holding under Mortgagor.

     1.13 Use of Property. Mortgagor covenants that the Property will be used for the purposes set forth in the Mortgaged Lease.

     1.14 Required Notices. Mortgagor shall notify Collateral Agent promptly of the occurrence of any of the following: (i) receipt of any material notice from any governmental authority relating to the Property; (ii) receipt of any material notice from any tenant leasing all or any portion of the Premises; (iii) any material change in the occupancy of the Premises; (iv) receipt of any material notice from the holder of any lien or security interest in the Property; or (v) commencement of any judicial or administrative proceedings by or against or otherwise affecting the Property.

     1.15 Covenants Regarding Mortgaged Lease.

     (a) Mortgagor hereby warrants and represents as follows: (i) the Mortgaged Lease is in full force and effect, and, except as disclosed in writing to Collateral Agent, unmodified by any writing or otherwise; (ii) all rent and other charges and impositions reserved therein have been paid to the extent they are payable to the date hereof; (iii) Mortgagor enjoys the quiet and peaceful possession of the Premises demised thereby; (iv) Mortgagor is not in default under any of the terms thereof, there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder; and (v) the landlord under the Mortgaged Lease is not in default under any of the terms or provisions thereof on the part of the landlord to be observed or performed.

     (b) Further, with respect to the Mortgaged Lease, Mortgagor covenants and agrees as follows: (i) to promptly and faithfully observe, perform and comply with all of the material terms, covenants and provisions thereof on its part to be observed, performed and complied with, at all times set forth therein; (ii) not to do, permit, suffer or refrain from doing anything, as a result of which, there would be a default under or a breach of any of the terms thereof; (iii) not to cancel, surrender, modify, amend or in any way alter or permit the alteration of any of the material terms of the Mortgaged Lease; (iv) to give Collateral Agent immediate notice of any default by anyone thereunder and to promptly deliver to Collateral Agent a copy of each notice of default received or delivered by Mortgagor in connection therewith; (v) to furnish to Collateral Agent copies of such information and evidence as Collateral Agent may reasonably require concerning Mortgagor’s due observance, performance and compliance with the terms, covenants and provisions thereof; and (vi) that any default of Mortgagor under the Mortgaged Lease shall constitute an additional Event of Default under this Mortgage.

     (c) In the event of any default by Mortgagor in the performance of any of its obligations under the Mortgaged Lease, including, without limitation, any default in the payment of rent and other charges and impositions made payable by the lessee thereunder, then, in each and every case, Collateral Agent may, at its option and without notice, cause the default or defaults to be remedied and otherwise exercise any and all of the rights of Mortgagor therein in the name of and on behalf of Mortgagor. Mortgagor shall, on demand, reimburse Collateral Agent, as applicable, for all advances made and expenses incurred by Collateral Agent in curing any such default (including, without limitation, reasonable attorneys’ fees).

     (d) It is hereby agreed that the fee title and the leasehold estate in the property demised by the Mortgaged Lease shall not merge but shall always be kept separate and distinct, notwithstanding the union of said estates in Mortgagor or a third party whether by purchase or otherwise. If Mortgagor acquires the fee title or any other estate, title or interest in the property demised by the Mortgaged Lease, or any part thereof, the lien of the Mortgage shall attach to, cover and be a lien upon such acquired estate, title or interest and the same shall thereupon be and become a part of the Property with the same force and effect as if specifically encumbered therein. Mortgagor agrees to execute all instruments and documents which Collateral Agent may reasonably require to ratify, confirm and further evidence Collateral Agent’s lien on the acquired estate, title or interest. Furthermore, Mortgagor hereby appoints Collateral Agent its true and lawful attorney-in-fact to execute and deliver all such instruments and documents in the name and on behalf of Mortgagor.

     (e) If the Mortgaged Lease is cancelled or terminated, and if Collateral Agent or a nominee of Collateral Agent shall enter into any new lease of the property demised thereby, Mortgagor shall have no right, title or interest in or to the new lease or the leasehold estate created by such new lease.

     (f) Notwithstanding anything to the contrary contained herein, this Mortgage shall not constitute an assignment of the Mortgaged Lease within the meaning of any provisions thereof prohibiting its assignment, and Collateral Agent, as applicable, shall have no liability or obligation thereunder by reason of its acceptance of this Mortgage. Collateral Agent, as applicable, shall be liable for the obligations of the lessee arising under the Mortgaged Lease for only that period of time which Collateral Agent is in possession of the Property or has acquired, by foreclosure or otherwise, and is holding all of Mortgagor’s right, title and interest therein.

     (g) Notwithstanding anything contained herein to the contrary, and in addition to any rights, privileges and remedies granted to Collateral Agent elsewhere in this Mortgage, Collateral Agent shall have, and Mortgagor hereby grants to Collateral Agent, any and all rights, privileges and remedies of leasehold lenders provided for in the Mortgaged Lease without the necessity of particularly specifying any or all of such rights, privileges and remedies that are or could be granted to leasehold Collateral Agents pursuant to the Mortgaged Lease.

     (h) Notwithstanding anything contained herein to the contrary, to the extent the any of the covenants and obligations of Mortgagor hereunder, or any of the rights granted to Collateral Agent hereunder, conflict with the provisions of the Mortgaged Lease, the provisions of the Mortgaged Lease shall control, and Mortgagor shall not be required to take any action hereunder nor shall Collateral Agent be entitled to exercise any rights hereunder that are not permitted under the provisions of the Mortgaged Lease.

     1.16 Future Indebtedness of Mortgagor. The lien of this Mortgage secures, as of the date hereof, without further act, all Obligations to Collateral Agent and the other Holders, including any and all future loans and advances made by Collateral Agent and the other Holders pursuant to the Indenture to or for the benefit of Borrower, Mortgagor or Guarantors from time to time hereafter.

ARTICLE TWO

DEFAULTS

     2.01 Event of Default. The term “Event of Default”, wherever used in this Mortgage, shall mean the occurrence of an “Event of Default” as such term is defined in Section 6.01 of the Indenture.

ARTICLE THREE

REMEDIES

     3.1 Acceleration of Maturity. If an Event of Default shall have occurred and be continuing, then all of the Obligations secured hereby shall, at Collateral Agent’s option, immediately become due and payable without notice or demand, time being of the essence hereof; and no omission on the part of Collateral Agent to exercise such option when entitled to do so shall be construed as a waiver of such right, provided that upon an Event of Default under clauses (7) or (8) of the definition of “Event of Default” in Section 6.01 of the Indenture, all Obligations shall immediately become due and payable.

     3.2 Collateral Agent’s Power of Enforcement. If an Event of Default shall have occurred and be continuing, Collateral Agent may, either with or without entry or taking possession as hereinabove provided or otherwise, and without regard to whether or not the Obligations shall be due and without prejudice to the right of Collateral Agent or Holders thereafter to bring an action of foreclosure or any other action for any default existing at the time such earlier action was commenced, proceed by any appropriate action or proceeding: (a) to enforce payment of the Obligations or the performance of any term hereof or any other right; (b)

to foreclose this Mortgage and to sell, as an entirety or in separate lots or parcels, the Property under the power of sale hereinafter provided or the judgment or decree of a court or courts of competent jurisdiction; and (c) to pursue any other remedy available to it. Collateral Agent shall take action either by such proceedings or by the exercise of its power with respect to entry or taking possession, or both, as Collateral Agent may determine.

     3.03Collateral Agent’s Right to Enter and Take Possession, Operate and Apply Income.

     (a) If an Event of Default shall have occurred and be continuing, (i) Mortgagor upon demand of Collateral Agent shall forthwith surrender to Collateral Agent the actual possession and if and to the extent permitted by law, Collateral Agent itself, or by such officers or agents as it may appoint, may enter upon and take possession of the Property and may exclude Mortgagor and its agents and employees wholly therefrom and may have joint access with Mortgagor to the books, papers and accounts of Mortgagor; and (ii) Mortgagor will pay monthly in advance to Collateral Agent on Collateral Agent’s entry into possession, or to any receiver appointed to collect the rents, income and other benefits of the Property, the fair and reasonable rental value for the use and occupation of such part of the Property as may be in possession of Mortgagor, and upon default in any such payment will vacate and surrender possession of such part of the Property to Collateral Agent or to such receiver and, in default thereof, Mortgagor may be evicted by summary proceedings or otherwise.

     (b) If Mortgagor shall for any reason fail to surrender or deliver the Property or any part thereof after Collateral Agent’s demand, Collateral Agent may obtain a judgment or decree, on behalf of all of the Holders, conferring on Collateral Agent the right to immediate possession or requiring Mortgagor to deliver immediate possession of all or part of the Property to Collateral Agent, to the entry of which judgment or decree Mortgagor hereby specifically consents. Mortgagor shall pay to Collateral Agent, upon demand, all reasonable costs and expenses of obtaining such judgment or decree and compensation to Collateral Agent and the other Holders, its attorneys and agents, and all such costs, expenses and compensation shall, until paid, be secured by the lien of this Mortgage.

     (c) Upon every such entering upon or taking of possession of the Property under this Section 3.03, Collateral Agent may hold, store, use, operate, manage and control the Property and conduct the business thereof, and, from time to time:

          (i) Make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon and purchase or otherwise acquire additional fixtures, personalty and other property;

          (ii) Insure or keep the Property insured;

          (iii) Manage and operate the Property and exercise all the rights and powers of Mortgagor in its name or otherwise with respect to the same;

          (iv) Enter into agreements with others to exercise the powers herein granted Collateral Agent, all as Collateral Agent from time to time may determine; and Collateral Agent may collect and receive all the rents, income and other benefits thereof, including those past due as well as those accruing thereafter; and shall apply the monies so received by Collateral Agent in such priority as Collateral Agent may determine to (1) the payment of the Obligations; (2) the deposits for taxes and assessments and insurance premiums due; (3) the cost of insurance, taxes, assessments and proper charges upon the Property or any part thereof; (4) the expenses of operating, maintaining, repairing and improving the Property, including with limitation renting commissions and rental collection commissions paid to Collateral Agent or agent on behalf of Collateral Agent and the other Holders or of the receiver; and (5) the reasonable compensation, expenses and disbursements of the agents, attorneys and other representatives of Collateral Agent. All costs, expenses and liabilities of every character incurred by Collateral Agent in managing, operating and maintaining the Property shall constitute additional Obligations secured hereby. While in possession of the Property, Collateral Agent or the receiver shall be liable to account only for the rents, issues and profits actually received.

Collateral Agent shall surrender possession of the Property to Mortgagor only when all Obligations secured hereby and all amounts under any of the terms of this Mortgage shall have been paid and all defaults cured or waived. The same right of taking possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.

     3.04 Foreclosure. If a Default shall have occurred and be continuing, Collateral Agent shall be entitled to proceed to foreclose this Mortgage in the manner provided by law for the foreclosure of mortgages, and to cause the sale of all or any portion of the Property for cash or upon such terms and conditions as Collateral Agent may deem expedient, under the judgment or decree of a court or courts of competent jurisdiction in order to pay the Indebtedness secured hereby and accrued interest thereon and insurance premiums, liens, assessments, taxes and charges, including utility charges, if any, with accrued interest therein, and all expenses of sale and of all proceedings in connection therewith, including reasonable attorneys’ fees. In the event of any such foreclosure sale, Mortgagor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable to tenants holding over. If a Default shall have occurred and be continuing, to the extent permitted under applicable law, Collateral Agent shall be entitled, and is hereby granted the power, to foreclose this Mortgage by non-judicial means. If Collateral Agent elects to foreclose this Mortgage by such means, Collateral Agent shall be authorized, at its option, whether or not possession of the Property is taken, after giving notice by publication once a week for three (3) consecutive weeks of the time, place and terms of each such sale, together with a description of the Property, by publication in a newspaper published in the county or counties wherein the Property or any part thereof is located, to sell the Property (or such part or parts thereof as Collateral Agent may from time to time elect to sell) in front of such county’s main or front courthouse door, at public outcry, to the highest bidder for cash. At any foreclosure sale, any part or all of the Property, real, personal or mixed, may be offered for sale in parcels or en masse for one total price, the proceeds of any such sale en masse to be accounted for in one account without distinction between the items included therein or without assigning to them any proportion of such proceeds, Mortgagor hereby waiving the application of any doctrine of marshalling or like proceeding. In case Collateral Agent, in the exercise of the power of sale herein given, elects to sell all or any portion of the Property in parts or parcels, sales thereof may be held from time to time, and the power of sale granted herein shall not be fully exercised until all of the Property not previously sold shall have been sold or all the Indebtedness and Obligations shall have been paid in full. In the event of any such foreclosure sale, Mortgagor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable to tenants holding over. Collateral Agent may adjourn from time to time any sale by it to be made under or by virtue of this Mortgage by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Collateral Agent, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned. Upon any sale made under or by virtue of this Section 3.04, Collateral Agent may bid for and acquire the Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Obligations the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which Collateral Agent is authorized to deduct under this Mortgage.

     3.05 Leases. Collateral Agent is authorized to foreclose this Mortgage subject to the rights of any tenants of the Property, and the failure to make any such tenants parties defendant to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted by Mortgagor to be, a defense to any proceedings instituted by Collateral Agent to collect the sums secured hereby or to collect any deficiency remaining unpaid after the foreclosure sale of the Property.

     3.06 Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Mortgagor agrees to the full extent permitted by law that in case of a default in its part hereunder, neither Mortgagor nor anyone claiming through or under Mortgagor shall or will set up, claim or seek to take advantage of any appraisement, valuation, extension or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Property or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereat, and Mortgagor, for itself and all who may at any time claim through or under Mortgagor, hereby waives, to the full extent that Mortgagor may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprising the Property marshaled upon any foreclosure of the lien hereof and agrees that Collateral Agent or any court having jurisdiction to foreclose such lien may sell the Property in part or as an entirety.

     3.07 Receiver. If an Event of Default shall have occurred and be continuing, Collateral Agent, to the extent permitted by law and without regard to the value or adequacy of the security for the Obligations secured hereby, shall be entitled as a matter of right if it so elects to the appointment of a receiver to enter upon and take possession of the Property and to collect all rents, income and other benefits thereof and apply the same as the court may direct, and any such receiver shall be entitled to hold, store, use, operate, manage and control the Property and conduct the business thereof as would Collateral Agent pursuant to Section 3.03(c) above. The expenses, including receiver’s fees, reasonable attorney’s fees, costs and agent’s compensation, incurred pursuant to the powers herein contained shall be secured by this Mortgage. The right to enter and take possession of and to manage and operate the Property and to collect all rents, income and other benefits thereof, whether by a receiver or otherwise, shall be cumulative to any other right or remedy hereunder or afforded by law and may be exercised concurrently therewith or independently thereof. Collateral Agent shall be liable to account only for such rents, income and other benefits actually received by Collateral Agent, whether received pursuant to this paragraph or Section 3.03. Notwithstanding the appointment of any receiver or other custodian, Collateral Agent shall be entitled as pledgee to the possession and control of any cash, deposit, or instruments at the time held by, or payable or deliverable under the terms of this Mortgage to, Collateral Agent.

     3.08 Suits to Protect the Property. Collateral Agent shall have the power and authority to institute and maintain any suits and proceedings as Collateral Agent may deem advisable (a) to prevent any impairment of the Property by any acts which may be unlawful or any violation of this Mortgage, (b) to preserve or protect its interest in the Property, and (c) to restrain the enforcement of or compliance with any legislation or other government enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement or compliance with such enactment, rule or order might impair the security hereunder or be prejudicial to Collateral Agent’s or Holders’ interest.

     3.09 Proofs of Claim. In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceedings affecting Mortgagor or any guarantor, co-maker or endorser of any Mortgagor’s obligations, its creditors or its property, Collateral Agent, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have its claims allowed in such proceedings for the entire amount due and payable by Borrower, Mortgagor and Guarantors under this Mortgage, the Indenture, the Indenture Documents and any other instrument securing the Obligations, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by Borrower, Mortgagor and Guarantors after such date.

     3.10 Application of Monies by Collateral Agent.

     (a) Upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall be entitled to sue for and to recover judgment against Borrower, Mortgagor and/or Guarantors for the whole amount of the Obligations due and unpaid together with costs and expenses, including without limitation, the reasonable compensation, expenses and disbursements of Collateral Agent’s and Holders’ agents, attorneys and other representatives, either before, after or during the pendency of any proceedings for the enforcement of this Mortgage, and the right of Collateral Agent to recover such judgment shall not be affected by any taking possession or foreclosure sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the terms of this Mortgage, or the foreclosure of the lien hereof.

     (b) In case of a foreclosure sale of all or any part of the Property and the application of the proceeds of sale to the payment of the Obligations secured hereby, Collateral Agent shall be entitled to enforce payment from Borrower, Mortgagor and/or Guarantors of all Obligations then remaining due and unpaid and to recover judgment against Borrower, Mortgagor and/or Guarantors for any portion thereof remaining unpaid, with interest.

     (c) Mortgagor hereby agrees, to the extent permitted by law, that no recovery of any such judgment by Collateral Agent and no attachment or levy of any execution upon any of the

Property or any other property shall in any way affect the lien of this Mortgage upon the Property or any part thereof or any lien, rights, powers or remedies of Holders hereunder, but such lien, rights, powers and remedies shall continue unimpaired as before.

     (d) Any monies collected or received by Collateral Agent under this Section 3.10 shall be applied to the payment of reasonable compensation, expenses and disbursements of the agents, attorneys, and other representatives of Collateral Agent, and the balance remaining shall be applied to the payment of the Obligations secured hereby.

     (e) The provisions of this paragraph shall not be deemed to limit or otherwise modify the provisions of any guaranty of the Obligations of Guarantor to Collateral Agent.

     3.11 Delay or Omission; No Waiver. No delay or omission of Collateral Agent to exercise any right, power or remedy accruing upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to waive any such Event of Default or to constitute acquiescence therein. Every right, power and remedy given to Collateral Agent may be exercised from time to time and as often as may be deemed expedient by Collateral Agent.

     3.12 No Waiver of One Default to Affect Another. No waiver of any Event of Default hereunder shall extend to or affect any subsequent or any other Event of Default then existing, or impair any rights, powers or remedies consequent thereon. If Collateral Agent (a) grants forbearance or an extension of time for the payment of any Obligations secured hereby; (b) takes other or additional security for the payment thereof; (c) waives or does not exercise any right granted in the Indenture; (d) releases any part of the Property from the lien of this Mortgage; (e) consents to the filing of any map, plat or replat of the Land; (f) consents to the granting of any easement on the Land; or (g) makes or consents to any agreement changing the terms of this Mortgage or subordinating the lien or any charge hereof, no such act or omission shall release, discharge, modify, change or affect the Obligations of Mortgagor. No such act or omission shall preclude Collateral Agent or Holders from exercising any right, power or privilege herein granted or intended to be granted in case of any Event of Default then existing or of any subsequent Event of Default nor shall the lien of this Mortgage be affected thereby.

     3.13 Discontinuance of Proceedings; Position of Parties Restored. If Collateral Agent or Holders shall have proceeded to enforce any right or remedy under this Mortgage by foreclosure, entry or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Collateral Agent or Holders, then and in every such case Mortgagor and Collateral Agent shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Collateral Agent shall continue as if no such proceedings had occurred or had been taken.

     3.14 Remedies Cumulative. No right, power or remedy conferred upon or reserved to Collateral Agent by this Mortgage or the Notes is exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given under the Notes, or now or hereafter existing at law, in equity or by statute.

ARTICLE FOUR

TRANSFER OR FURTHER ENCUMBRANCE OF THE PROPERTY

     4.01 Transfer or Further Encumbrance of the Property. In the event of any sale, conveyance, transfer, lease, pledge or further encumbrance of the Property or any interest in or any part of the Property, or any further assignment of rents from the Property without the prior written consent of Collateral Agent then, at Collateral Agent’s option, Collateral Agent may declare all Obligations to be due and payable immediately without demand or notice. Collateral Agent’s consent shall be within its sole and absolute discretion.

ARTICLE FIVE

MISCELLANEOUS PROVISIONS

     5.01 Successors and Assigns Included in Parties. Whenever one of the parties hereto is named or referred to herein, the heirs, personal representatives, successors and assigns of such party shall be included and all covenants and agreements contained in this Mortgage, by or on behalf of Mortgagor or Collateral Agent shall bind and inure to the benefit of their respective successors and assigns, whether so expressed or not.

     5.02 Addresses for Notices, Etc.

     (a) Except as may be otherwise provided herein, any notice, report, demand or other instrument authorized or required to be given or furnished under this Mortgage to Mortgagor or Collateral Agent shall be in writing, shall be sent by personal delivery or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, at the address set forth below:

If to Collateral Agent at:	U.S. Bank Trust National Association
Attn: Barbara A. Nastro, Vice President
100 Wall Street, Suite 1600
New York, NY 10050
Facsimile No.: (212) 509-3384

With a copy to:	Dorsey & Whitney LLP
Attn: Robert Rywkin, Esq.
250 Park Avenue
New York, NY 10177
Facsimile No.: (212) 953-7201

If to Mortgagor, at:	c/o Golfsmith International, Inc.
11000 North IH-35
Austin, TX 78753
Attn: Golfsmith Legal
Facsimile No.: (512) 837-1019

With a copy to:	King & Spalding LLP
Attn: Maysa Vahidi, Esq.
1185 Avenue of the Americas
New York, NY 10036-4003
Facsimile No.: (212) 556-2222

     (b) Either party may change the address to which any such notice, report, demand or other instrument is to be delivered or mailed, by furnishing written notice of such change to the other party, but no such notice of change shall be effective unless and until received by such other party. All notices, reports, demands or other instruments authorized or required to be sent in accordance with this Section 5.02, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days (as defined in the Indenture) after the deposit thereof in the mail.

     5.03 Headings. The headings of the articles, sections, paragraphs and subdivisions of this Mortgage are for convenience of reference only, are not to be considered a part hereof, and shall not limit or expand or otherwise affect any of the terms hereof.

     5.04 Invalid Provisions to Affect No Others. In the event that any of the covenants, agreements, terms or provisions contained in the Notes shall be deemed invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained in the Notes shall be in no way affected, prejudiced or disturbed thereby; and if any application of any term, restriction or covenant to any person or circumstances is deemed illegal or unenforceable, the application of such term, restriction or covenant to other persons and circumstances shall remain unaffected to the extent permitted by law.

     5.05 Changes, Etc. Neither this Mortgage nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by Collateral Agent or Mortgagor, as the case may be, against which enforcement of the change, waiver, discharge or termination is sought. The modification hereof or of any of the Notes or the release of any part of the Property from the lien hereof shall not impair the priority of the lien of this Mortgage.

     5.06 Satisfaction. Upon the payment to Collateral Agent all of the Obligations, Mortgagor shall be entitled to receive, at the option and request of Mortgagor, either a satisfaction of mortgage or an assignment of the Mortgage in recordable form without recourse, representation or warranty, expressed or implied, and without payment of any further sums to Collateral Agent, other than Collateral Agent’s reasonable attorneys’ fees and disbursements actually incurred. Mortgagor shall pay all costs of recordation relating to any such satisfaction or assignment.

     5.07 Governing Law. THIS MORTGAGE SHALL BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be duly executed under seal by its duly authorized officers on the day and year first above written.

Witness:	/s/ Curtis S. Young	GOLFSMITH NU, L.L.C., a Delaware

Print name:	Curtis S. Young	limited liability company
		By:	/s/ Virginia Bunte

		Name:	Virginia Bunte
		Title:	Treasurer

STATE OF TEXAS	:
: SS.
COUNTY OF TRAVIS	:

     I CERTIFY that on November 12, 2004, Virginia Bunte personally came before me and acknowledged, under oath, to my satisfaction, that she is the Treasurer of Golfsmith NU, L.L.C., a Delaware limited liability company (the “Company”), and that this document was signed and delivered by the Company as its voluntary act duly authorized by a proper resolution of the Board of Directors, on behalf of Golfsmith NU, L.L.C.

/s/ Harry J. Behal Jr.

Notary Public

SCHEDULE A
TO
MORTGAGE

Legal Description

[Attached]

Exhibit “D”
Legal Description

PARCEL -I - FEE ESTATE:

That part of Lot 1, MILLENIA PLAZA, according to the Plat thereof, as recorded in Plat Book 46, Pages 69 through 71, of Public Records of Orange County, Florida, described as follows:

BEGIN at the Southwest corner of said Lot 1, thence run along the Westerly boundary of said Lot 1 the following six (6) courses and distances: N 35 degrees 59’49” E for a distance of 420.30 feet; thence run N 33 degrees 42’23” E for a distance of 250.01 feet; thence run N 29 degrees 53’05” E for a distance of 150.03 feet; thence run N 33 degrees 42’23” E for a distance of 118.66 feet to the point of curvature of a curve concave Northwesterly having a radius of 7604.73 feet and a chord bearing of N 33 degrees 56’38” E; thence run Northeasterly along the arc of said curve through a central angle of 00 degrees 28’30” for a distance of 63.05 feet to a point of non-tangency; thence run N 38 degrees 26’05” E for a distance of 754.49 feet; thence departing said Westerly boundary run S 51 degrees 49’31” E for a distance of 31.97 feet to a point on a non-tangent curve concave Northwesterly having a radius of 358.00 feet and a chord bearing of S 52 degrees 27’43” W; thence run Southwesterly along the arc of said curve through a central angle of 10 degrees 06’35” for a distance of 63.17 feet to a point of reverse curvature of a curve concave Southeasterly having a radius of 138.00 feet and a chord bearing of S 42 degrees 58’04” W; thence run Southwesterly along the arc of said curve through a central angle of 29 degrees 05’53” for a distance of 70.08 feet to the point of compound curvature of a curve concave Easterly having a radius of 538.00 feet and a chord bearing of S 05 degrees 17’30” W; thence run Southerly along the arc of said curve through a central angle of 46 degrees 15’15” for a distance of 434.32 feet to the point of tangency; thence run S 17 degrees 50’08” E for a distance of 94.01 feet to the point of curvature of a curve concave Westerly having a radius of 348.00 feet and a chord bearing of S 00 degrees 50’25” E; thence run Southerly along the arc of said curve through a central angle of 33 degrees 59’26” for a distance of 206.45 feet to the point of tangency; thence run S 16 degrees 09’18” W for a distance of 240.75 feet to the point of curvature of a curve concave Northeasterly having a radius of 300.00 feet and a chord bearing of S 21 degrees 47’46” E; thence run Southeasterly along the arc of said curve through a central angle of 75 degrees 54’08” for a distance of 397.42 feet to a point of reverse curvature of a curve concave Southwesterly having a radius of 98.00 feet and a chord bearing of S 47 degrees 16’19” E; thence run Southeasterly along the arc of said curve through a central angle of 24 degrees 57’04” for a distance of 42.68 feet to a point of non-tangency; thence run N 89 degrees 43’15” W along the South line of said Lot 1 for a distance of 1052.37 feet to the POINT OF BEGINNING.

Said lands situate, lying and being in Orange County, Florida.

PARCEL II - EASEMENT ESTATES:

TOGETHER WITH THE EASEMENT RIGHTS DESCRIBED IN THE FOLLOWING DESCRIBED DOCUMENTS:

(1) Those certain Easements for Drainage and Retention contained in the Agreement dated October 16,1996, recorded October 22, 1996 in Official Records Book 5141, Page 4579, as amended by First Amendment to Agreement (Including Easements and Restrictive Covenants) dated March 13, 2000 and recorded April 14, 2000 in Official Records Book 5982, Page 2998, and as further amended by Second Amendment To Agreement (Including Easements And Restrictive Covenants), dated September 14, 2000, recorded January 22, 2001 in Official Records Book 6176, Page 2396, Public Records of Orange County, Florida

(2) Non-exclusive easement for ingress, egress, passage and delivery (but not parking) over and across the Main Road and non-exclusive easements for water mains, sewers, water sprinkler system lines, telephones, electric gas mains and public or private utilities through and across the common areas and non-exclusive easement for Drainage and Retention and sheet flow of storm water as set forth in and granted pursuant to that Declaration Of Restrictions And Grant Of Easements between Millenia Plaza Associates I Limited Partnership, a Delaware limited partnership and Orlando 14 Associates Limited Partnership, a Delaware limited partnership, dated November 28, 2001, recorded November 29, 2001 in Official Records Book 6401, Page 7553, Public Records of Orange County, Florida.